F  O  R   .   I  M  M  E  D  I  A  T  E   .   R  E  L  E  A  S  E

Value Added Reseller Agreement Results in the First Commercially Available SCA-Enabled Software Defined Radio Development Platform

Spectrum Signal Processing Provides Channel-to-Market for Harris Corporations’ Domain Management ToolKit (dmTK)

Burnaby, BC – April 2, 2003 – Spectrum Signal Processing Inc. (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced that it has entered into an agreement with Harris Corporation whereby Spectrum’s Wireless Systems Group is the first Value Added Reseller (VAR) of Harris’ Domain Management ToolKit (dmTK). The Harris dmTK product, which is being offered as part of Spectrum’s flexComm product line, provides advanced development tools and a Software Communications Architecture (SCA) Core Framework (CF). The SCA CF is an application framework that allows the abstraction of waveforms in software defined radios and is the only Commercial Off-The-Shelf (COTS) framework available that supports the US Department of Defense Joint Tactical Radio System (JTRS) requirements.

“Harris is delighted to team with Spectrum to provide comprehensive platforms for development of JTRS-compatible software defined radios. Spectrum provides a focused channel-to-market for our dmTK toolset and SCA Core Framework products on its subsystems for signals intelligence and military communications applications,” stated Vince Kovarik, Advanced Programs Manager, Harris Government Communications Systems Division (GCSD).  “The SCA CF and dmTK, in conjunction with Spectrum’s quicComm API (Application Programming Interface), can enable rapid waveform development for military communications programs such as JTRS.”

“The addition of the Harris dmTK toolset and SCA CF to our software offering allows Spectrum to be the first COTS vendor to provide an SCA-enabled SDR development platform and associated tools,” said Sean Howe, Vice President and General Manager of Spectrum’s Wireless Systems Group. “The technology leadership of our SDR subsystems, combined with the SCA CF, dmTK and the rest of our software offering, is expected to allow Spectrum to capitalize on opportunities in wireless infrastructure for defense.”

The Harris SCA CF application framework and dmTK development tools form a software suite that provides an advanced software environment for specification and management of complex embedded systems, such as software defined radios. The SCA CF and dmTK provide the mechanisms for allowing users to request various combinations of waveforms, protocols, and user functions within the generic radio or handset. This provides the system designer the flexibility in design that can reduce time to market and overall cost in producing a radio system. Currently, Harris has the only COTS implementation of the SCA CF that meets the requirements of the JTRS Joint Program Office.

Spectrum’s flexComm software defined radio subsystems are targeted at software defined wireless infrastructure applications such as military communications gateways, signals intelligence receivers, smart antenna, and commercial wireless prototyping. These subsystems offer unparalleled choice in combinations of signal processing devices, communications paths, and layers of software development. The complete suite of software development tools includes Spectrum’s quicComm API, a POSIX-compliant real-time operating system and integrated development environment, TCP/IP, CORBA, and the Harris SCA CF and dmTK. Spectrum’s quicComm API is a key element of the software stack as it enables code portability across Spectrum subsystems while providing interprocessor communications approaching hardware performance. In addition, quicComm is key to enabling the SCA CF to access the resources of the underlying hardware. The software suite provides all the tools necessary to develop waveforms and software defined radios that are fully compatible with the requirements of the JTRS program.

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing subsystems for use in communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm and aXs™ product lines is available at www.spectrumsignal.com.

This news release contains forward-looking statements related to the Value Added Reseller agreement between Harris Corporation and Spectrum Signal Processing, Inc. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties, including the status of the relationship between the two companies, timely execution of joint activities, changing market conditions and the other risks detailed from time to time in other company filings.  These forward-looking statements represent the company’s judgment as of the date of this release and may or may not be updated in the future.

Spectrum Contacts:

Annette Colligan Technical and Trade Media Phone: 604-421-5422 ext 150 Email: annette_colligan@spectrumsignal.com	Liza Aboud Business Media Phone: 604-421-5422 ext 152 Email: liza_aboud@spectrumsignal.com